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                                                                     EXHIBIT 3.1

             SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                      OF

                                ISE LABS, INC.


     Saeed A. Malik and Warren T. Lazarow certify that:

     1. They are the president and the secretary, respectively, of ISE LABS, INC., a California corporation.

     2. The articles of incorporation of this corporation are amended and restated to read as follows:

                                  ARTICLE I.

         The name of the corporation is ISE LABS, INC.

                                  ARTICLE II.

          The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporations Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporation Code.

                                  ARTICLE III.

         A.  Classes of Stock. This corporation is authorized to issue two
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classes of capital stock to be designated, respectively, "Common Stock" and
"Preferred Stock." The total number of shares which the corporation is authorized to issue is Fifty-Three Million (53,000,000) shares. Fifty Million (50,000,000) shares shall be Common Stock, par value $.001 per share, and Three Million (3,000,000) shares shall be Preferred Stock, par value $.001 per share.

         B.  Rights, Preferences and Restrictions of Preferred Stock. The
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Preferred Stock authorized by these Restated Articles of Incorporation may be issued from time to time in one or more series, without further shareholder approval. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or this corporation's Articles of
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Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari
                                                                       ----
passu with (including, without limitation, inclusion in provisions with respect
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to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                  ARTICLE IV.

          Effective when this corporation becomes a listed corporation within the meaning of Section 301.5 of the Corporations Code, shareholders of this corporation shall not be entitled to cumulate their votes at any election of directors of this corporation.

                                  ARTICLE V.

          This Article V shall become effective only when this corporation becomes a listed corporation within the meaning of Section 301.5 of the Corporations Code.

          The Board of Directors shall be and is divided into two classes, Class I and Class II. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the second annual meeting following the annual meeting at which such director was elected; provided, however, that (i) the directors first elected to Class I after this provision becomes effective shall serve for a term ending on the annual meeting next following the end of the calendar year after this provision becomes effective and (ii) the directors first elected to Class II shall serve for a term ending on the second annual meeting next following the end of the calendar year in which this provision becomes effective. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he or she shall resign, become disqualified, disabled or shall otherwise be removed.

          At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed. Notwithstanding the provision that the classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created
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directorship may, consistently with the provision that the classes shall be as nearly equal in number of directors as possible, be allocated to any class, the Board shall allocate it to that ofthe available class whose term of office is due to expire at the earliest date following such allocation.

                                  ARTICLE VI.

          The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders."

                                 *     *     *

          3. The foregoing second amendment and restatement of the articles of incorporation has been duly approved by the board of directors.

          4. The foregoing second amendment and restatement of the articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 17,500,000 shares of Common Stock. No shares of Preferred Stock have been issued and are outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was at least 80% to establish the provisions of
Article V and at least 70% for all other provisions of this corporation's Second Amended and Restated Articles of Incorporation.
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          We further declare under penalty of perjury under the laws of the
State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE:  May______, 1998.



                                                _______________________________
                                                Saeed A. Malik, President


                                                _______________________________
                                                 Warren T. Lazarow, Secretary